Company contact:   Tony Tomich   818 / 673-3996

FOR IMMEDIATE RELEASE	October 21, 2004

21st CENTURY INSURANCE GROUP
ANNOUNCES IMPROVED THIRD QUARTER RESULTS

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) today reported a 93% increase in net income to $24.6 million, or $0.29 per share, for the quarter ended September 30, 2004, compared to net income of $12.7 million, or $0.15 per share, for the quarter ended September 30, 2003. Current quarter net income was increased by $4.9 million ($0.06 per share) due to the effect of recent California legislation (AB 263) relating to holding company taxes on dividends from insurance subsidiaries.

For the nine months ended September 30, 2004, net income increased by 87% to $65.8 million, or $0.77 per share, compared to $35.1 million, or $0.41 per share, for the same period in 2003. The results for the nine months ended September 30, 2003 include second quarter nonrecurring nonoperational income items of $9.1 million after-tax, or $0.11 per share, and a first quarter after-tax charge of $24.1 million, or $0.28 per share, to strengthen reserves on the 1994 Northridge earthquake claims.

The Company also reported solid performance in its personal auto lines:

•	Direct premiums written increased 6.8% to $346.1 million in the third quarter ended September 30, 2004, compared to $324.2 million in the third quarter of 2003. For the nine months ended September 30, 2004, direct premiums written increased 10.1% to $1.011 billion compared to $918.7 million for the same period in 2003.

•	The combined ratio improved to 95.0% in the third quarter of 2004 compared to 97.1% for the same quarter a year ago. For the nine months ended September 30, 2004, the combined ratio improved to 95.3% from 96.8% in 2003.

•	Underwriting profit increased 89.6% for the three months ended September 30, 2004 to $16.7 million from $8.8 million in the third quarter of 2003. For the nine months ended September 30, 2004, underwriting profit was $45.6 million, an increase of 64.3% over underwriting profit of $27.7 million for same period in 2003.

“Company operations were sound in the third quarter. Our entry into new markets is proceeding as planned. An important milestone was reached with the successful implementation of the company’s new claims computer system. The policy component of the system is planned for introduction into California in 2005,” said CEO Bruce Marlow.

Stockholders’ equity at September 30, 2004 increased by $53.7 million to $754.4 million from $700.7 million at December 31, 2003. Total assets increased to $1.86 billion at September 30, 2004 from $1.74 billion at December 31, 2003. Book value per share increased by $0.63 to $8.83 from $8.20 in the same period.

Statutory surplus increased by $64.5 million, or 12.1%, to $599.5 million at September 30, 2004 from $535.0 million at December 31, 2003. The net premiums written to statutory surplus ratio improved to 2.2 at September 30, 2004 from 2.3 at December 31, 2003.

About 21st

Founded in 1958, 21st Century Insurance Group is a low cost, direct to consumer provider of personal auto insurance in California and seven other Western and Midwestern states. 21st provides a superior combination of policy features and customer service at a competitive price. Twenty-four-hours-a-day, 365 days a year, customers have the option to purchase insurance, service their policy or report a claim over the phone directly through our centralized licensed insurance agents at 1-800-211-SAVE or through the Company’s full-service website at www.21st.com.  21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; adverse underwriting and claims experience, including as a result of revived earthquake claims under SB 1899; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Woodland Hills, California; information systems problems, including failures to implement information technology projects on time and within budget; internal control failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain approval for rate increases and product changes and adverse actions taken by state regulators in market conduct examinations; and the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at www.21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

© 2004 by 21st Century Insurance Group. All rights reserved.

Exhibit A
21st Century Insurance Group and Subsidiaries
Condensed Financial Data - Personal Auto (GAAP)
(amounts in thousands, except share data)
(Unaudited)

	Third Quarter		YTD September 30,

	2004	2003	2004	2003
Personal Auto Lines
Direct premiums written	$346,087	$324,190	$1,011,430	$918,730
Net premiums written	$344,823	$322,889	$1,007,840	$915,112

Net premiums earned	$333,443	$303,588	$978,573	$862,259

Loss and loss adjustment expenses incurred	251,926	237,683	743,497	682,207
Underwriting expenses incurred	64,808	57,091	189,524	152,334
Underwriting profit	$16,709	$8,814	$45,552	$27,718

Loss and loss adjustment expense ratio	75.6%	78.3%	75.9%	79.1%
Underwriting expenses ratio	19.4%	18.8%	19.4%	17.7%
Combined ratio	95.0%	97.1%	95.3%	96.8%

Supplemental Reconciliation of Personal Auto Lines GAAP Underwriting Profit to Net Income
Personal auto lines underwriting profit	$16,709	$8,814	$45,552	$27,718
Underwriting loss on homeowner and earthquake lines	(436)	(3,156)	(824)	(40,157)
Net investment income	15,118	11,350	42,579	34,660
Other income	-	-	-	14,065
Realized investment (losses) gains	(162)	836	8,821	13,116
Interest and fees expense	(2,116)	(797)	(6,527)	(2,337)
Provision for income tax expense	(4,554)	(4,338)	(23,843)	(11,918)
Net income	$24,559	$12,709	$65,758	$35,147

Exhibit B
21st Century Insurance Group and Subsidiaries
Condensed Financial Data - All Lines (GAAP)
(amounts in thousands, except share data)
(Unaudited)

	Third Quarter		YTD September 30,

	2004	2003	2004	2003
Total All Lines
Direct premiums written	$345,982	$324,284	$1,011,435	$918,812
Net premiums written	$344,718	$322,983	$1,007,845	$915,197

Net premiums earned	$333,440	$303,675	$978,681	$862,347

Loss and loss adjustment expenses incurred	252,359	240,926	744,429	722,452
Underwriting expenses incurred	64,808	57,091	189,524	152,334
Underwriting profit (loss)	16,273	5,658	44,728	(12,439)
Net investment income	15,118	11,350	42,579	34,660
Other income	-	-	-	14,065
Realized investment (losses) gains	(162)	836	8,821	13,116
Interest and fees expense	(2,116)	(797)	(6,527)	(2,337)
Provision for income tax expense	(4,554)	(4,338)	(23,843)	(11,918)
Net income	$24,559	$12,709	$65,758	$35,147

Net income per common share - basic and diluted	$0.29	$0.15	$0.77	$0.41

Loss and loss adjustment expense ratio	75.7%	79.3%	76.0%	83.7%
Underwriting expense ratio	19.4%	18.8%	19.4%	17.7%
Combined ratio	95.1%	98.1%	95.4%	101.4%

Cash Flow from Operations	$53,178	$60,045	$169,211	$145,265

	As of	As of
	September 30,	December 31,
Balance Sheet Data	2004	2003
Cash and investments	$1,404,043	$1,284,686
Total assets	$1,857,847	$1,738,132
Net unrealized gain on investments	$15,725	$23,497
Stockholders' equity	$754,356	$700,690
Number of common shares outstanding	85,478,962	85,435,505
Book value per share	$8.83	$8.20

Additional Information
Statutory surplus	$599,511	$535,026
Net premiums written to statutory surplus ratio	2.2	2.3
Cash and investments at holding company	$18,560	$24,361
Auto units in force	1,519	1,403
Auto renewal ratio	92%	92%
After-tax yield on investments	3.3%	3.6%